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                                                                    Exhibit 14.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-12670, 333-12672, 333-98425, 333-101452, 333-107975 and 333-116596 of
O2Micro International Limited on Form S-8 of our report dated January 24, 2002 (May 10, 2005 as to Note 2 "Stock-based Compensation" and Note 12), appearing in this Annual Report on Form 20-F/A of O2Micro International Limited for the year ended December 31, 2003, which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement of 2001 pro forma net income and pro forma earnings per share disclosures.


/s/ Deloitte & Touche
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Deloitte and Touche
Taipei, Taiwan
Republic of China
May 25, 2005